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EXHIBIT 99.1
News Release

Contact:	N. William White
President and Chief
Executive Officer
(502) 753-0500

1st Independence Financial Group, Inc. Announces Second Quarter Results

LOUISVILLE, KENTUCKY (July 30, 2008) - 1st Independence Financial Group, Inc. (“1st Independence”)  (NASDAQ:FIFG), the holding company of 1st Independence Bank, Inc. (“1st Bank”), today reported a second quarter unaudited 2008 net loss of ($1.5) million, or ($0.76) per diluted share, compared with a net loss of ($0.1) million, or ($0.05) per diluted share, in the first quarter of 2008 and net income of $0.1 million, or $0.06 per diluted share, for the same period in 2007.  The net loss for the second quarter was primarily attributable to a total loan loss provision expense of $2.4 million before taxes in the second quarter of 2008 and the payment of $325,000 before taxes made in connection with the settlement of a lease dispute as previously disclosed by 1st Independence in its Form 8-K filed on June 9, 2008.  The loan loss provision expense resulted from both increases in allocations for certain specific loans and an increase in the overall loan loss reserve in response to certain negative trends in 1st Bank’s loan portfolio and the continuing decline of regional and national economic conditions.

As previously disclosed, on February 26, 2008,  1st Independence and 1st Bank entered into an agreement and plan of merger with MainSource Financial Group, Inc. (“MainSource”) (NASDAQ: MSFG) providing for the merger of 1st Independence with and into MainSource.  In the proposed merger, 1st Independence's shareholders will receive, subject to adjustment as described below, $5.475 in cash and 0.881036 shares of MainSource common stock for each share of 1st Independence's stock owned.  The aggregate cash payable in the merger will be adjusted at closing, on a dollar-for-dollar basis, to the extent 1st Independence's consolidated tangible shareholders' equity as of the end of the month preceding closing, as adjusted as described in the merger agreement, is less than $26,700,000 or more than $27,200,000.

As of June 30, 2008, 1st Independence's consolidated tangible shareholders' equity was $25,035,000, after deducting $356,000 after taxes of legal and other professional fees relating to the proposed merger with MainSource that 1st Independence recorded through June 30, 2008 as well as the above-referenced loan loss provision expense. 1st Independence will incur additional merger-related and other expenses prior to the consummation of the merger, including but not limited to approximately $335,000 before taxes in fees and expenses currently estimated to be payable to 1st Independence's professional advisors in connection with the merger.

If the calculation of 1st Independence’s consolidated tangible shareholders’ equity for purposes of the merger agreement had occurred as of June 30, 2008 after taking into account the additional fees and expenses currently estimated to be payable to 1st Independence's  professional advisers in connection with the merger as described above, 1st Independence’s consolidated tangible shareholders’ equity would have been approximately $24,814,000.  As a result, the cash portion of the merger consideration would have been reduced from $5.475 per share to $4.530 per share.   The actual reduction to the cash portion of the merger consideration will depend on the extent to which 1st Independence's operating earnings from June 30, 2008 until end of the month prior to the month in which the closing occurs offset merger-related and other expenses or losses 1st Independence incurs through such date.

Additional Information About The Merger And Where To Find It

The merger is being submitted to 1st Independence’s shareholders for their consideration at a special meeting to be held on Thursday, August 7, 2008, at 5:30 p.m., Eastern Daylight Time, at 3801 Charlestown Road, New Albany, Indiana as further described in the joint proxy statement/prospectus included in the registration statement filed by MainSource with the SEC with respect to the merger.  The joint proxy statement/prospectus was first mailed to 1st Independence shareholders on or about July 3, 2008 and includes information on how 1st Independence shareholders may vote their shares in person or by proxy at the special meeting as well as how to revoke any proxies previously submitted prior to the special meeting.  1st Independence shareholders are urged to read the registration statement and the joint proxy statement/prospectus regarding the merger and any other relevant documents filed by MainSource with the SEC, as well as any amendments or supplements to those documents, because they contain important information about the merger. You can obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about 1st Independence and MainSource, at the SEC’s website (http://www.sec.gov).  In addition, documents filed with the SEC by MainSource will be available free of charge from the Secretary of MainSource at 2105 N. State Road 3 Bypass, Greensburg,  IN 47240,  telephone (812) 663-6734, or on MainSource’s website at www.mainsourcefinancial.com.  Documents filed with the SEC by 1st Independence will be available free of charge from the Secretary of 1st Independence at 8620 Biggin Hill Lane, Louisville, Kentucky 40220, telephone (502) 753-2265.  Copies of all recent proxy statements and annual reports are also available free of charge from the respective companies by contacting the company secretary.

1st Independence and MainSource and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies to approve the merger.  Information about the participants is set forth in the joint proxy statement/prospectus regarding the merger previously mailed to 1st Independence’s shareholders. You may obtain free copies of these documents as described above.

Forward Looking Statements Safe Harbor

This press release contains comments or information that constitute forward-looking statements within the context of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve significant risks and uncertainties.  Actual results may differ materially from the results discussed in the forward-looking statements.  Factors that may cause such a difference include: risks that the merger will not be consummated on the terms disclosed or at all; risks resulting from the potential adverse effect on 1st Independence’s business and operations of the covenants 1st Independence made in the merger agreement; risks resulting from the decrease in the amount of time and attention that management can devote to 1st Independence’s business while also devoting its attention to completing the proposed merger; risks associated with the increases in operating costs resulting from the additional expenses 1st Independence has incurred and will continue to incur relating to the proposed merger; changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors included in 1st Independence’s filings with the SEC, available free online at the SEC’s website (http://www.sec.gov). 1st Independence assumes no responsibility to update forward-looking statements.

1st Independence Bank is headquartered in Louisville, Kentucky and includes 1st Independence Mortgage, a division of the Bank. The Bank has eight full service banking offices located in Harrodsburg, Lawrenceburg and two locations (St. Matthews branch and Stony Brook branch) in Louisville, Kentucky, and New Albany, Jeffersonville, Marengo and Clarksville, Indiana. 1st Independence Mortgage operates in Louisville, Kentucky and southern Indiana.